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                                                                   Exhibit 10.72

                              AGREEMENT AND RELEASE

Gene Eherenfeldt, "Eherenfeldt", was informed by HA-LO INDUSTRIES, INC. ("HA-LO") on or about September 30, 1999 that his employment was being terminated effective September 30, 1999. "Eherenfeldt" wishes to receive a severance payment to which he would not otherwise be entitled on the occasion of his separation of employment from HA-LO:

In consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged:

1. "Eherenfeldt" agrees that by executing this Release he does hereby, for himself, his heirs, executors, administrators, representatives, successors and assigns, releases and forever discharges HA-LO and each of its employees, representatives, and all persons acting for, by, through, under or in concert with any of them (collectively "HA-LO"), of and from any and all claims, demands, causes of action, suits, debts, accounts, claims for attorney's fees, interest, expenses and costs, damages, judgments, and executions of any nature whatsoever, which "Eherenfeldt", his heirs, executors, administrators, representatives, successors, or assigns, had, or now has, from the beginning of time to the date hereof, against HA-LO and the Released Parties, whether based on the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, including the Older Workers Benefit Protection Act of 1990, or any other federal or state statute, common law, rule or regulation, whether known or unknown, against HA-LO or any of the Released Parties.

2. "Eherenfeldt" covenants and agrees that for a period of 2 years, commencing on the Agreement's effective date, he will not, directly or indirectly, (a) solicit HA-LO's then-existing accounts or (b) solicit any HA-LO employee or Independent Contractor Sales Representative for purposes of terminating their relationship with HA-LO.

3. "Eherenfeldt" covenants and agrees that for a period of 1 year, commencing on the Agreement's effective date, he will not be employed by or a consultant to, be engaged in any manner whatsoever by, have an ownership interest (direct or indirect) in, or be a lender to, any business or person which competes with HA-LO, in distributing advertising specialties, promotions and incentive programs to third parties (the "Business"), in any geographic area in the United States, where HA-LO is currently engaged in the Business, except for "Eherenfeldt's" passive investment of less than five percent (5%) of the outstanding shares of capital stock of any publicly traded corporation engaged in the Business.

4. "Eherenfeldt" acknowledges and agrees that HA-LO has disclosed propriety, trade secret and confidential information to "Eherenfeldt" which is not in the public domain regarding the Business (the "Protected Information"). Such Protected Information consists of, among other things: (i) business and product plans and development; (ii) creative ideas and developments;
     (iii) customers; (iv) business partners, vendors and suppliers; (v) biographical and financial data of HA-LO and its employees; and (vi) derivatives of all thereof, as is related to the creation, development, marketing, selling, products, operations, personnel and financial plans of the Business. "Eherenfeldt" shall not utilize any such Protected Information for any purpose in competition with or which will be harmful to the Business or its personnel.


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5.   In consideration of such release and other covenants, and provided he does not revoke this Agreement after execution as provided herein, "Eherenfeldt" acknowledges the receipt and sufficiency of the following:

         a. 9 months' wages, less applicable payroll taxes, to be paid at "Eherenfeldt's" current wage rate and on the same schedule on which he is currently paid by HA-LO;

         b. 9 months continuation of "Eherenfeldt's" insurance benefits, if any, to be maintained at "Eherenfeldt's" current wage rate and on the same schedule on which he is currently paid by HA-LO;

         c. This will have no effect on the Employee's right to exercise their existing Stock Options. These options will remain as if "Eherenfeldt" had not been terminated;

         d. Continued use of a HA-LO office, including phone number, voicemail, facsimile, computer, e-mail address, mailing and secretarial services, until December 31, 1999.

         e. "Eherenfeldt" further acknowledges and understands that the above items are not otherwise owed to him under any HA-LO policy.

6. This Release shall be governed by and interpreted in accordance with the laws of the State of Illinois.

7. "Eherenfeldt" acknowledges that he has entered into this Release freely and voluntarily.

8. By this document, HA-LO has advised "Eherenfeldt" to consult with an attorney concerning this Agreement and to discuss its terms with an attorney.

9. It is expressly understood and agreed by "Eherenfeldt" that the terms of this Agreement shall be confidential and that he shall not make any statements, oral or written, pertaining to or in any way connected with his employment with HA-LO of his separation of employment therefrom, or to any element of this Agreement, or any other terms of the Agreement, other than to state that the matter has been settled, if asked.

10. It is expressly understood and agreed by "Eherenfeldt" that all of his attorney's fees and costs, if any, incurred by him are to be satisfied out of the payment set forth in paragraph 5 and that HA-LO shall have no liability for attorney's fees and costs of any other matter.

11. This Agreement and its exhibits, if any constitute and contain the entire agreement between "Eherenfeldt" and HA-LO with respect to the subject matter hereof. This Agreement supersedes any and all prior negotiations, agreements, understandings, correspondence, communications, covenants, arrangements, representations and warranties, whether oral or written (together the "Prior Communications") and no one may rely or shall be deemed to have relied upon such Prior Communications.

12. This Agreement may only be modified, amended or supplemented by a writing executed by the parties affected by such modification, amendment or supplement.

13. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such inability or uneforceability shall not be construed as though such invalid or unenforceable provision had never been contained herein. If a provision is severed under this paragraph, the parties agree to negotiate in good faith to replace such provision with a provision that closely approximates the intent of the severed provision.


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14.  HA-LO provided this document to "Eherenfeldt" on or about September 30,
     1999. "Eherenfeldt" has a period of 21 calendar days to consider signing this document. If "Eherenfeldt" chooses to sign this document, he may revoke his assent at any time within a period of seven (7) calendar days following the execution by him by providing written notice of same to David McGee, HA-LO's Human Resources Director, 5980 West Touhy Avenue, Niles, Illinois, 60714-4610, fax number (847) 588-8813.

I HAVE READ AND UNDERSTAND AND AGREE TO BE BOUND BY THE ABOVE RELEASE. I HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY OF MY OWN CHOOSING. I HAVE SIGNED THIS RELEASE FREELY AND VOLUNTARILY.

                                            HA-LO INDUSTIRES, INC.,

_____________________________               By: _______________________________
                                                It's authorized agent

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